Exhibit 10.11

MANUFACTURING AGREEMENT

THIS AGREEMENT is made effective as of January 2, 2000 by and between:

FABRINET (CAYMAN ISLANDS), an exempted company existing and duly organised under the law of the Cayman Islands, (hereinafter referred to as “ FC”) of the one part; and

FABRINET CO., LTD., a limited company existing and duly organised under the law of Thailand, having registered office at No. 294 Moo 8, Vibhavadi Rangsit Road, Kookot, Lumlookka, Pathumthani, (hereinafter referred to as “ FT”) of the other part.

WHEREAS:

FT is engaged in the business of manufacturing communications products, and related components thereof, and has the capability to manufacture certain related products for FC (hereinafter referred to as the “Products’); and

FC is desirous of contracting with FT to produce the Products under the terms and conditions set forth herein.

NOW, THEREFORE, the parties do hereby agree as follows:

1.	DEFINITION

In this Agreement, the following terms shall have the following meaning unless otherwise provided:

“Products”

means the communications products and related component described in the List of Products, Annex 1, attached hereto and constituting and integral part hereof, provided that the list of the Products prescribed therein may be adjust or modify from time to time as agreed upon by the parties.

“Purchase Order”

means a written Purchase Order issued from time to time in accordance with the provision of Article 2 of this Agreement by FC to FT specifying the number, type, specification and quantity of the Products required by FC to be manufactured by FT hereunder, delivery date(s) for such Products and other necessary information in relation to such order as may be considered relevant by FC.

“Materials”	means the raw materials from which the Products are manufactured pursuant to this Agreement, including packaging materials.

“Site”	means the premises of FT where the factory is located at Pathumthani, Thailand.

“Specification”	means the manufacturing details of the Products listed at Annex 1, attached hereto.

“Territory”	means the Kingdom of Thailand.

“Representations and Warranties”	means the representations and warranties set out in Clause 7 of this Agreement.

2.	SCOPE OF MANUFACTURING

The parties hereby agree that FT shall produce the Products in the numbers, models, series, designs and Specification as prescribed in the Purchase Order(s) placed by FC with FT from time to time during the course of this Agreement, subject to the provisions of this Agreement. FT shall manufacture, produce, package and deliver the Products for FC in the quantities and to the standard as may be stipulated in Purchase Order by FC from time to time during the term of this Agreement.

3.	PRODUCTION FEE AND PAYMENT

3.1	Production fee and other expenses

In consideration of the manufacturing services rendered by FT under this Agreement, FC shall pay to FT an agreed upon fee (“Production Fee”). The Production Fee shall be negotiated quarterly, and shall be exclusive of the cost of local materials procured by FT, the actual overhead cost (including labor), and other expenses incurred by FT (including shipping), which expenses shall be billed to FC per the terms of this Agreement. Quarterly adjustments to the Production Fee, if any, shall be based upon the unit price, volume of purchase, cost reductions, changes to the Specification, and improvement of FT’s yield or process.

3.2	Invoice

Each week, FT shall issue an invoice to FC for the Production Fee and expenses, per section 3.1, for all Products manufactured and delivered under this Agreement during the previous week.

3.3	Term of payment

FC agrees to pay FT the Production Fee for each and every lot of the Products — together with the applicable taxes and any other amount payable hereunder as mentioned in Section 3.1 — within sixty [60] days from the receiving date of the invoice from FT.

Late payment shall be subjected to the interest at the rate of fifteen (15%) percent per annum of the unpaid amount until the principle of the Production Fees and the duly interest is paid to FT in full.

3.4	Currency

All payments of any amount payable under this Agreement shall be made in U.S. Dollars.

3.5	Means of payment

FC shall transfer all amounts owed to FT under the terms of this Agreement into an account designated by FT.

3.6	Set off

Unless otherwise agreed upon in writing by both parties, neither the Production Fee nor other expenses payable under this Agreement shall be subject to set off or forfeiture.

4.	MATERIALS

4.1	Materials supplied by FC

FC shall supply the Materials adequate for the production of Product by FT as detailed in the Purchase Order(s) to FT. Upon the request of FC, FT shall assist FC as follows:

(i)	taking delivery of Materials and/or the Products;
(ii)	clearing customs;
(iii)	paying custom, applicable taxes, insurance premiums and other expenses including those incurred in the transportation of the Materials to the site.

FC agrees to reimburse FT for any amount paid by FT as set out above within sixty [60] days from receipt of invoice.

4.2	Materials supplied by FT

FT shall obtain and utilize local Materials available in the Territory for the manufacture of Product as it deems necessary to achieve certain quality, cost, or volume levels mutually agreed upon between the parties, provided that such Materials shall be of good quality, fit and sufficient for the purpose of manufacturing of the Products, and shall conform to the standards and the specification of FC.

FC shall reimburse FT for reasonable Materials costs incurred by FT to obtain the local Materials prescribed herein. FC shall reimburse FT for such costs within sixty [60] days from receipt of invoice.

4.3	Material Delay

FT shall not be responsible for any costs and expense incurred as a result of any delay or interruption in delivery of the Materials.

5.	PURCHASE ORDER

5.1	Forecast

On a weekly basis, FC shall provide FT with a forecast of its anticipated twenty-six (26) weeks requirement for each Product. FC shall endeavour to place Purchase Orders in accordance with such forecast, but shall not necessarily be limited to the terms of such forecast in its placing of Purchase Order.

5.2	Period of purchase order

When FC desires to order a quantity of the Products, FC shall notify FT in writing by issuing a Purchase Order for its requirements and specifying therein the types, quantities, the delivery date (“Delivery Date”), destination points, method and carrier to be used. FC shall use its best endeavours to provide Purchase Orders to FT at least four [4] weeks prior to the Delivery Date.

FT shall not be bound by any terms or conditions contained in the Purchase Order that are inconsistent with this Agreement, or any of the Annexes hereof, except to the extent mutually agreed upon by the parties in writing.

5.3	Acceptance of Purchase Order

FT shall accept and fulfil every Purchase Orders received from FC, provided that the quantity of the Products under such Purchase Order does not exceed the Forecast.

5.4	Delivery

FT shall be responsible for delivering of Products on the delivery dates and at the destination as specified in the Purchase Order issued by FC.

6.	EQUIPMENT

FC shall, at its own expense, provide FT the manufacturing equipment listed in Annex 2 attached to this Agreement. All other machines and equipment shall be provided by FT at its own cost.

7.	REPRESENTATION AND WARRANTIES OF FC

7.1	Representation and warranty by FC

FC hereby represents, warrants and undertakes to and with FT that it has full corporate power and all requisite lawful authority and governmental approval to enter into and perform under this Agreement according to its terms.

7.2	Representations and warranties by FT

FT hereby represents, warrants and undertakes to and with FC that:

(i)

to the best of its knowledge, it is capable of manufacturing the Products in accordance with the Specifications to be provided by FC, in the quantities, to the standards and within the time contemplated by this Agreement as of the capacity forecasted pursuant to section 5.1, herein; and

(ii)

it has in its possession of every manufacturing license, product registration and other government license, approval of every description and all the tools, personnel and equipment required to manufacture the Products itemised in Annex 1 pursuant to the terms of this Agreement; and

(iii)	it has full corporate power and all requisite lawful authority and governmental approvals to enter into and perform this Agreement according to its terms; and

(iv)	at all time of the continuance of this Agreement, it shall not transfer, convey its cause any encumbrances to the Equipment provided by FC and any of the Materials; and

(v)

FT and its affiliates, shareholders, directors, officers, contractors and employees, will not, directly or indirectly, develop, manufacture, sell or market any optical communications devices to or for any entity other than FC for two years from the effective date of this Agreement, or, in the case of shareholders, directors, officers, contractors and employees, for one year after any of the aforementioned personnel separates from FT, whichever is greater.

(vi)

FT will promptly secure written and duly executed confidentiality and non-compete agreements from all of its affiliates, shareholders, directors, officers, contractors and employees that contain the non-competition terms of section 7.2(v).

For purposes of this section 7.2(v), the term “shareholder” shall not include FC.

8.	DELIVERY AND ACCEPTANCE

8.1	Delivery of the Products

All the Products to be supplied hereunder shall be delivered by FT on a C.I.F. (Cost, Insurance and Freight) basis at the port or any other place as FC may designate and shall notify FT thereof in advance.

8.2	Delivery of Materials

All the Materials to be supplied to FT under this Agreement shall be delivered to FT as FT may designate. FT shall take all measures required to comply with the customs clearance and transportation of the Materials supplied by FC.

8.3	Risk of loss and damage

FC shall be responsible for and assumes all risk of losses or damages to the Materials and Products delivered to or from the Site or any destination, from any cause during the transportation of such Materials and Products.

9.	DELAY OF DELIVERY

If FT fails to complete the delivery of the Products by the Delivery Date stipulated in the Purchase Order due to its own negligence or fault, FC shall be entitled to cancel all or any delayed portion of the Products. Such cancellation shall not cause any prejudice to any other rights of FC under this Agreement or applicable laws.

10.	INTELLECTUAL PROPERTIES

FC hereby grants to FT a non-exclusive and non-transferable license to use the technical information, know how, techniques, processes, and work instructions related to the design and manufacture of the Products in the Territory under this Agreement.

Without any charge on FT, FC shall provide reasonable training, at a place designated by FC, to help facilitate the manufacture of the Products by FT.

Each party shall indemnity the other party against all claims, cost, or any expenses arising out of the infringement of the intellectual property rights attributable to the first party in relation to the manufacturing or the design of the Products, provided that promptly after such claim, the latter party must inform the first party and fully cooperate with such defense.

11.	DUTIES AND COVENANTS OF FT

At all times during the continuance of this Agreement, FT shall:

11.1	Manufacturing

Carefully and faithfully exercise all reasonable skill, care, workmanlike manner to the highest professional standards, due diligence and best effort, in the performance of its duties in accordance with the Purchase Orders given to it under this Agreement. FT further agrees to strictly adhere to the Specifications and also with such other instructions from FC as may be given from time to time including keeping and maintaining the Materials in accordance with recognized international standards and specifications.

11.2	Compliance

At all times in manufacturing, packaging and delivery of the Products, observe and conform to the laws, rules, regulations, ordinances, terms and conditions of licenses (if any), and instruction of FC (if any).

11.3	Confidentiality

During the period of this Agreement and after its termination, FT shall keep confidential and not use, disclose or make available to any other person or entity any part or whole of the confidential information related to the affairs or business of FC, unless prior written consent to such use or disclosure is granted by FC. In addition, FT shall be solely responsible for all use, supervision, management and control of all FC information and shall ensure that any confidential information of FC is, at all times, protected from access, use or misuse or destruction by any unauthorised person or entity;

11.4	Maintenance of Equipment and Materials

At all time during the term of this Agreement, FT shall maintain and keep the Equipment provided by FC in good repair and fit for use in the manufacturing of Product for FC, solely at FT’s expense. FT shall promptly notify FC in writing of any material defects in any Equipment. The expense of repairing any such defects shall be borne by FC, except in the case where such damage or defect is attributable to misuse or recklessness of FT or its employee, in which case the repair expense shall be borne by FT.

11.5	Maintain Capacity

Maintain manufacturing capacity throughout the term of this Agreement in accordance with the twenty-six week forecasts provided by FC.

11.6	Indemnification

Indemnify, defense and hold harmless FC from any and all liabilities, damages, claims or actions arising out of or in connection with any of the following matters:

(i)	the performance by FT of services to be provided hereunder;

(ii)	the failure of FT, or its employees, agents, or assigns, to comply with applicable laws or regulations;
(iii)	any claims made against FC due to any cause attributable to and/or arising from willful or negligent error or omission in or of any act of FT, its employees or representative; or

(iv)	any Product liabilities.

11.7	Quality control

Before the delivery of any of the Products, FT shall test the Products per the instructions of FC to ensure the quality and compliance of the Products to the Specifications.

At all reasonable times, FT shall permit FC or its authorised representatives to inspect the process of the production and materials used in the manufacture of Products.

11.8	Supply of sample

Supply FC, upon request, with random samples of the Products manufactured in compliance with the Purchase Order at FT’s expense.

11.9	Use of Materials and FC’s Equipment

Use the Materials and FC’s Equipment only for the production of Products for FC and only for production under this Agreement.

11.10	Manufacturing Records

At its own expense, make available to FC, upon the request of FC, all records related to the production of Products under this Agreement, including manufacturing and test data.

11.11	Liability

Be responsible for any loss and damages of the Products and Materials in the manufacturing, configuration and testing process.

12.	CONFIRMATION OF ACCEPTANCE

Within seven (7) days from the date FC receives the Products, FC shall complete a defects analysis of the Products.

13.	NON-COMPLIANCE OF PRODUCTS

If FC determines, in its sole discretion, that there is any intrinsic design or manufacturing defect in any Product causing inoperative, hazardous or unsatisfactory condition or performance, FT shall promptly, at its own expense, remove the Product from the delivery site and refund to FC the Production fee for the defective units.

In the case where more than twenty (25%) percent of all units of the Products shipped within the period of delivery are defective or not in compliance with the Specifications, FC may reject such Products and FT shall be liable for any cost and expense paid or incurred in connection with the delivery and return of such Product from FC to FT.

14.	FORCE MAJEURE

Neither party shall be deemed in breach of any provision of this Agreement or liable for any delay or failure in the performance of any obligation or the exercise of any right under this Agreement nor for any loss or damage (including direct or consequential loss or damage) therefrom, if such performance or exercise is prevented or hindered by any order or act of governmental or local authorities, the event of Act of God, flood, fire, accident, war, strike, riot, embargo, disaster, fire or Force Majeure, provided that the party of which the performance of duty under this Agreement is effected therefrom shall promptly give notice to the other party of such occurrence and endeavor to minimise the effects thereof.

15.	OWNERSHIP

The ownership of the Materials supplied by FC, the Products, technical information and know how in manufacturing of the Products and the Equipment supplied by FC as listed in the Annex 2 shall at all times remain with FC.

16.	TERM AND TERMINATION

16.1	Term

This Agreement shall become effective on the date first above written and continue in effect for a period of three (3) years unless earlier terminated according to Section 16.2.

The Term of this Agreement can be extended or varied upon the written notice given by FC to FT at least three (3) months prior to the termination date of this Agreement.

16.2	Events of termination

Notwithstanding the provision of Section 16.1, the following provisions shall apply upon the following events.

(a)

Should FC fails to pay the Production Fee to FT within thirty days of such fee becoming due and owing, FT may notify FC in writing of such failure and shall be entitled to terminate this Agreement if FC fails to pay the outstanding balance in full within fifteen days after such written notice.

(b)	FC may immediately terminate this Agreement by sending written notice of its intent to terminate by registered mail upon the occurrence of any of the following events:

(a)	FT’s failure to obtain or maintain any license, permit, registration or approval required in connection with FT’s performance.

(b)	Any change in ownership or control of FT or the sale of substantially all of the assets of FT to any third party.

(c)	Should either party be adjudicated bankrupt or insolvent, the other party may terminate this Agreement.

(d)

If either party breaches a material term or condition of this Agreement and fails to rectify such default within thirty (30) days from the date such party receives the notice from the other party requesting such defaulting party to rectify the default, the other party may immediately terminate this Agreement by giving a written notice to the party in default.

16.3	Renewal

This Agreement will be automatically renewed for successively one-year period, unless FC notify FT in writing within 90 days prior to the renewal date of its intention to terminate this Agreement or FT notifies FC in writing within 180 days prior to the renewal date of its intention to terminate this Agreement.

16.4	Consequence of termination

Unless otherwise agreed by the parties, any confidential information of any party obtained by the other party as a result of the relationship developed by the parties and reduced to writing under this Agreement, shall be kept confidential to the parties and shall not be disclosed or used otherwise. The provisions of this Section 16.4 shall survive the termination of this Agreement.

17.	ASSIGNMENT

This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their successors. This Agreement may not be assigned by FT. Any attempt by FT to assign or otherwise convey any of its rights or obligations under this Agreement, whether voluntary or by operation of law, shall be void and no force and effect without the prior written consent of FC.

18.	GOVERNING LAW

This Agreement shall be governed and construed in accordance with the laws of the Kingdom of Thailand.

19.	MISCELLANEOUS

19.1	Notice

Any notice or other communication to be given hereunder shall be delivered by hand, registered mail or sent by facsimile transmission to the addresses indicated as follows:

(a)	In the case of FC, to:

FABRINET (CAYMAN ISLANDS)
c/o Fabrinet (USA)
4104 24th Street, #345
San Francisco, CA 94114
USA
Attention: General Counsel
Facsimile No: (415) 824-1543

(b)	In the case of the FT, to:

FABRINET CO., LTD.
294 Moo 8, Vibhavadi Rangsit Road,
Kookot, Lumlookka,
Pathumthani
Thailand
Attention: Managing Director
Facsimile No: (662) 998-9955

Either party may change the address or facsimile number or the name of the person for whose attention notices are to be addressed by serving a notice to the other in accordance with this Section 19.1. All notices given in accordance with this Section shall be deemed to have been served as follows:

(a)	if delivered by hand, or registered mail at the time of receive; or

(b)	if communicated by facsimile at the time of transmission, or

(c)

if the day on which a notice would be deemed to have been served under this provision is not a business day, the relevant notice shall instead be deemed to have been served on the next following business day.

All notices or communications under or in connection with this Agreement shall be in the English language.

20.2	Severability

If any of the provision of this Agreement becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

20.3	Modification

This Agreement may be amended only by an instrument in writing signed by duly authorised representatives of each of the parties.

20.4	Relationship

Nothing in this Agreement shall be deemed to constitute a partnership between the parties nor constitute either party the agent of the other party for any purpose. Neither of the parties has authority to pledge, and neither party shall pledge, the credit of the other party for any fees, costs or expenses connected with this Agreement.

20.5	Expenses

Each of the parties shall pay its own costs, charges and expenses incurred in connection with the preparation and implementation of this Agreement and the transactions contemplated by it.

20.6	Waiver

Any waiver of right or remedy under this Agreement shall be effective only if it is in writing and signed by or on behalf of the party entitled to exercise such right or remedy. Any delay or failure of a party in exercising any right or remedy under this Agreement shall not constitute a waiver of the rights or remedies and no single or partial exercise of the right or remedy under this Agreement or otherwise shall prevent any exercise of any other right or remedy.

20.7	Counterpart

This Agreement is made in duplicate, each of which shall be an original and held by each party, but all counterparts shall together constitute one and the same instrument.

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IN WITNESSES WHEREOF, the parties hereto have .caused this Agreement to be executed by their duly authorised representatives, effective as of the day and year first above written

FABRINET, an exempted company formed

under the laws of the Cayman Islands

/s/ Mark J. Schwartz
Mark J. Schwartz, Secretary

FABRINET CO. LTD., a limited company formed under the laws of the Kingdom of Thailand

/s/ Soon Kaewchansilp
Dr. Soon Kaewchansilp, Director

WITNESS

/s/ Pornchai Wessatada
Pornchai Wessatada

WITNESS

/s/ Teera Achariyapaopan
Dr. Teera Achariyapaopan

ANNEX 1

LIST OF PRODUCTS

ANNEX 2

LIST OF EQUIPMENT